PRIME FINANCIAL SERVICES, ET AL

                          COMBINED FINANCIAL STATEMENTS

                        MARCH 31, 1999 AND APRIL 30, 1998

                          Independent Auditor's Report


To The Board of Directors of
Prime Financial Services, et al
11 Raymond Avenue
Poughkeepsie,  New York

We have audited the accompanying combined balance sheets of Prime Financial Services, et al, as of March 31, 1999 and April 30, 1998, and the related combined statements of income and comprehensive income, changes in equity, and cash flows for the eleven months ended March 31, 1999 and for the year ended April 30, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Financial Services, et al, as of March 31, 1999 and April 30, 1998, and the results of their operations and their cash flows for the eleven months and twelve months then ended in conformity with generally accepted accounting principles.




                                                  Lawrence B. Goodman & Co. P.A.
                                                  Certified Public Accountants

Fair Lawn, New Jersey
June 14, 1999

                         PRIME FINANCIAL SERVICES, ET AL

                             COMBINED BALANCE SHEETS

                        MARCH 31, 1999 AND APRIL 30, 1998



                                                  March 31, 1999   April 30,1998


                                     ASSETS


Current Assets
  Cash and cash equivalents                          $1,143,704       $1,345,586
  Accounts receivable                                 1,508,406        1,038,342
  Other current assets                                    2,154            6,784
                                                     ----------       ----------
    Total current assets                              2,654,264        2,390,712
                                                     ----------       ----------

Property and Equipment
  Equipment                                             681,228          595,463
  Furniture and fixtures                                143,855          140,858
  Leasehold improvements                                114,951          114,951
                                                     ----------       ----------
                                                        940,034          851,272

  Less: Accumulated depreciation                        693,406          650,111
                                                     ----------       ----------
      Total property and equipment                      246,628          201,161
                                                     ----------       ----------

Other Assets
  Loans receivable                                      329,540          220,456
  Security deposits                                       9,346           11,845
  Officer loans                                          10,000          130,739
                                                     ----------       ----------
    Total other assets                                  348,886          363,040
                                                     ----------       ----------

         Total Assets                                $3,249,778       $2,954,913
                                                     ==========       ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities
  Accounts payable and accrued expenses              $  210,784       $  234,558
  Commissions payable                                 2,518,864        1,622,244
  Notes payable                                          96,720          152,949
                                                     ----------       ----------
    Total current liabilities                         2,826,368        2,009,751

Long-Term Liabilities
  Notes payable                                         138,110          172,329
                                                     ----------       ----------

         Total Liabilities                            2,964,478        2,182,080
                                                     ----------       ----------
Stockholders' Equity
  Common stock                                            1,515            1,515
  Additional paid-in capital                            334,985          334,985
  Accumulated other comprehensive income                 25,172           24,335
  Asset purchase adjustment                              (8,608)         392,405
  Retained earnings (deficit)                           (67,764)          19,593
                                                     ----------       ----------

    Total stockholders' equity                          285,300          772,833
                                                     ----------       ----------

         Total Liabilities and Stockholders' Equity  $3,249,778       $2,954,913
                                                     ==========       ==========

See auditor's report and notes to the financial statements.

                         PRIME FINANCIAL SERVICES, ET AL

             COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                 FOR THE ELEVEN MONTHS ENDED MARCH 31, 1999 AND

                          THE YEAR ENDED APRIL 30, 1998


                                                March 31, 1999    April 30, 1998

Income
  Net revenue                                     $17,824,443       $15,562,126
                                                  -----------       -----------
Operating Expenses
  Commissions                                      14,750,273        12,367,279
  Salaries and taxes                                1,000,788         1,155,544
  Ticket charges                                      939,609           718,963
  Rent                                                121,050           128,414
  Other operating costs                               965,319           821,338
                                                  -----------       -----------
    Total operating expenses                       17,777,039        15,191,538
                                                  -----------       -----------

Income from operations                                 47,404           370,588
                                                  -----------       -----------
Other Income and (Expenses)
  Interest                                             47,204           256,766
  Dividend income                                     182,865            67,839
  Loss on firm trading                                (67,024)               --

  Miscellaneous income and expenses                    69,223           (91,386)
                                                  -----------       -----------
    Total other income and (expenses)                 232,268           233,219
                                                  -----------       -----------
Income before provision for
 corporate income taxes                               279,672           603,807

Income taxes                                          (10,559)           (8,016)
                                                  -----------       -----------

Combined net income                                   269,113           595,791

Other Comprehensive Income
  Unrealized gain on investments                          837             8,484
                                                  -----------       -----------

Comprehensive income                              $   269,950       $   604,275
                                                  ===========       ===========

See auditor's report and notes to the financial statements.

                         PRIME FINANCIAL SERVICES, ET AL

                        COMBINED STATEMENTS OF CASH FLOWS

                 FOR THE ELEVEN MONTHS ENDED MARCH 31, 1999 AND

                          THE YEAR ENDED APRIL 30, 1998

                                                      March 31,       April 30,
                                                       1999             1998
Cash flows from operating activities:

Combined net income                                 $   269,113    $   595,791
                                                    -----------    -----------
Adjustments to reconcile consolidated net loss to
net cash provided by operating activities:
  Depreciation                                           43,295         74,521
  Unrealized holding gain                                   837          8,484
Changes in assets and liabilities:
  Increase in accounts receivable                      (470,064)      (501,058)
  Decrease in other current assets                        4,630          3,295
  Increase in loans receivable                         (109,084)      (125,151)
  Decrease (Increase) in security deposits                2,499         (2,723)
  Decrease in officer loans                             120,739             --
  Decrease in accounts payable and
    accrued expenses                                    (23,774)       (22,424)
  Increase in commissions payable                       896,620        694,867
                                                    -----------    -----------
      Total adjustments                                 465,698        129,811
                                                    -----------    -----------

Net cash provided by operating activities               734,811        725,602
                                                    -----------    -----------

Cash flows from investing activities:
  Acquisition of property and equipment                 (88,762)      (121,245)
                                                    -----------    -----------

Cash flows from financing activities:
  Proceeds from notes payable                            94,939        294,137
  Payments on notes payable                            (185,387)       (44,933)
  Adjustment for cash activity for assets
     and liabilities not part of acquisition           (757,483)      (164,726)
                                                    -----------    -----------

Net cash provided (used) by financing activities       (847,931)        84,478
                                                    -----------    -----------

Increase (Decrease) in cash                            (201,882)       688,835

Cash and cash equivalents at beginning of period      1,345,586        656,751
                                                    -----------    -----------

Cash and cash equivalents at end of period          $ 1,143,704    $ 1,345,586
                                                    ===========    ===========

See auditor's report and notes to the financial statements.

                         PRIME FINANCIAL SERVICES, ET AL

                    COMBINED STATEMENTS OF CHANGES IN EQUITY

  FOR THE ELEVEN MONTHS ENDED MARCH 31, 1999 AND THE YEAR ENDED APRIL 30, 1998

                                                                              Accumulated
                                                             Retained            Other                       Additional      Asset
                                                             Earnings        Comprehensive     Common          Paid-in      Purchase
                                               Total         (Deficit)           Income        Stock           Capital       Equity


Balance at May 1, 1997                       $ 349,360       ($ 2,991)          $15,851        $1,515         $334,985      $    --


Comprehensive Income
   Net income                                  595,791         22,584                --            --               --
                                                                                                                            573,207
   Other Comprehensive Income
     Unrealized gain                             8,484             --             8,484            --               --


Asset Purchase Adjustment                     (180,802)            --                --            --               --     (180,802)
                                             ---------        -------           -------        ------         --------      --------
Balance at April 30, 1998                      772,833         19,593            24,335         1,515          334,985      392,405

Comprehensive Income
   Net income                                  269,113        (87,357)               --            --               --      356,470

   Other Comprehensive Income
     Unrealized gain                               837             --               837            --               --           --

Asset Purchase Adjustment                     (757,483)            --                --            --               --     (757,483)
                                             ---------        -------           -------        ------         --------      --------

Balance at March 31, 1999                    $ 285,300       ($67,764)          $25,172        $1,515         $334,985     ($ 8,608)
                                             =========        =======           =======        ======         ========      ========

See auditor's report and notes to financial statements.

                         PRIME FINANCIAL SERVICES, ET AL

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        MARCH 31, 1999 AND APRIL 30, 1998

Note 1:  DESCRIPTION OF BUSINESS

         The Company is in the business of selling various insurance products and offering investment advisory and financial planning services. The Company is also a broker dealer serving registered sales representatives. Its principal place of business is located in Poughkeepsie, New York.

Note 2:  COMBINATION POLICY

         The accompanying combined financial statements include the accounts of the following companies:

                      Prime Financial Services, Inc. (PFS)
                       Prime Capital Services, Inc. (PCS)
                     Asset & Financial Planning, Ltd. (AFP)

         Intercompany   balances  and  transactions   have  been  eliminated  in
         combination.

         Specific assets, liabilities, and corresponding income and expense items of PFS have not been included in these combined financial statements to reflect only those assets and businesses acquired pursuant to an aquisition agreement dated April 5, 1999. If those assets, liabilities, and corresponding income and expense items were included, the Company would have incurred additional expenses of $573,207 for the eleven months ended March 31, 1999 and additional expenses of $356,470 for the twelve months ended April 30, 1998. All of the common stock of PCS and AFP, subsidiary companies of PFS, were to be acquired, therefore, except for the intercompany eliminating entries, they are presented in their entirety.

Note 3:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a)       Cash and Cash Equivalents

                  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         b)       Accounts Receivable

                  Accounts receivable are carried without provision for losses in that management deems all accounts to be realizable.

         c)       Depreciation

                  The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for both financial reporting and income tax purposes. At the time depreciable assets are retired or otherwise disposed, the cost and the related accumulated depreciation of such assets are eliminated from the accounts and any gain or loss is recognized in the current period.

         d)       Use of Estimates

                  The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Note 4:  PROPERTY AND EQUIPMENT

         The useful lives for the purposes of computing depreciation are:

                                    Equipment                           5 years
                                    Furniture and fixtures              5 years
                                    Leasehold improvements             39 years


         Leasehold improvements, according to generally accepted accounting principles, should be depreciated over the lesser of the life of the lease or the life of the leasehold assets. If depreciation had been calculated over the life of the lease, the difference, deemed immaterial, is estimated to be about $7,000.


Note 5:  LOANS RECEIVABLE

         Loans receivable consist of amounts outstanding from various sales people. These notes are paid back from commissions earned when certain specified criteria are met. Interest rates vary for each agreement, as well as the conditions and terms for each agreement.

Note 6:  OFFICER LOANS

         Amounts  due  to  AFP  from  its   officers  at  April  30,  1998  were
         reclassified as commission expense during the eleven month period ended March 31, 1999.

         Included in officer loans is a non-interest bearing note from Prime Funding to AFP in the amount of $10,000 with no fixed date of maturity. The loan is considered to be long-term.

Note 7:  NOTES PAYABLE

         Notes payable consist of the following:

                                                                          March 31, 1999   April 30, 1998
         o        Various equipment loans maturing
                  between December, 1999 and
                  October, 2001                                              $170,563         $166,070

         o        Lawsuit  settlements  maturing between January,  2000
                  and October,  2007 with interest  calculated at rates
                  between eight and ten percent.
                                                                               64,267          159,208
                                                                             --------         --------
                                                                              234,830          325,278
                  Less: Current maturities                                     96,720          152,949
                                                                             --------         --------
                                                                             $138,110         $172,329
                                                                             ========         ========

                  Interest expense in the amounts of $24,749 and $66,379 for the periods ended March 31, 1999 and April 30, 1998, respectively, were charged to operations.

                  The scheduled maturities of notes payable are as follows:

                           Year Ending March 31, 1999

                   2000                              $ 96,720
                   2001                                75,302
                   2002                                25,110
                   2003                                12,054
                   2004                                 7,224
                   Thereafter                          18,420
                                                     --------
                                                     $234,830
                                                     ========
Note 8:  COMMISSIONS PAYABLE

         Included in commissions payable are amounts representing referral fees earned by sales representatives of Gilman & Ciocia, Inc. (the purchaser) during the period from January 1, 1999 through March 31, 1999.

Note 9:  COMMON STOCK

         Common stock consists of 5,000 authorized shares of $0.01 par value stock of PCS, of which 1,525 shares are issued and outstanding, and 100 authorized shares of no par value stock of AFP, all of which is issued and outstanding. Common stock of PFS is not represented in accordance with the acquisition agreement dated April 5, 1999.

Note 10: NET CAPITAL REQUIREMENT

         As a registered broker-dealer and member of the National Association of Securities Dealers, Inc., PCS is subject to Rule 15c3-1 of the Securities and Exchange Commission which specifies uniform net capital requirements, as defined, equal to the greater of one-fifteenth of aggregate indebtedness, as defined, or $100,000. PCS exceeded the minimum requirements as of March 31, 1999 and April 30, 1998.

Note 11: ASSET PURCHASE ADJUSTMENT

         In accordance with the acquisition agreement dated April 5, 1999, PFS is selling certain assets and liabilities to the purchaser. Therefore, only those assets and liabilities are presented in these financial statements. In addition, only the income and expense items that relate directly or indirectly to these assets and liabilities are presented. The asset purchase adjustment represents the cumulative effect as of the balance sheet date.

Note 12: OVERHEAD ALLOCATION

         Operating expenses are reduced by an overhead allocation amount that management deemed reasonable for the divisions of PFS that are not included in the acquisition agreement. The amount of overhead allocation that would have been incurred for shared costs was $406,148 and $632,723 for March 31, 1999 and April 30, 1998, respectively.

Note 13: LOSS ON FIRM TRADING

         Marketable securities held for trading activities are included in cash and cash equivalents. They are recorded at market value as of the balance sheet date. Both realized and unrealized income or losses derived from these securities are included in the loss on firm trading account and are treated as ordinary income or losses. Unrealized holding gains or losses on these securities are estimated to be less than $10,000 at March 31, 1999 and April 30, 1998 and have been deemed immaterial.

Note 14: INCOME TAXES

         Corporation income tax expense consists of the following components:

                                                       1999           1998

                          Federal                   $   451          $5,874
                          State                       8,444           2,142
                          City                        1,663              --
                                                    -------          ------
                                                    $10,558          $8,016
                                                    =======          ======

         For income tax purposes, the combined results of operation were included with losses incurred by the Division of PFS that is not represented in the financial statements. Accordingly, the combined entities are not responsible for income tax on historical income.



         Deferred income taxes, as per FASB 109, were not recorded on the asset purchase adjustment since the difference between book and taxable income is considered a permanent difference.


Note 15: SUBSEQUENT EVENTS

         Subsequent to the balance sheet date, Gilman & Ciocia, Inc. and its subsidiary, Prime Financial Services, Inc. (a newly formed Delaware corporation), purchased the common stock of PCS and AFP and certain assets and liabilities of PFS.

Note 16: CONTINGENCIES

         The Company is involved in litigation in the normal course of operations. Management believes that liabilities, if any, arising from such litigation will not have a material adverse effect on the financial position of the Company.

Note 17: LEASES

         The companies lease their office space from Prime Income Partners LP, an affiliate. These leases, accounted for as operating leases, expire September 30, 2003.

         Minimum future rental payments as of March 31, 1999 and each of the next five years are as follows:

                                            2000                  $161,267
                                            2001                   161,267
                                            2002                   161,267
                                            2003                   161,267
                                            2004                    80,634
                                                                  --------
                                                                  $725,702
                                                                  ========

                GILMAN & CIOCIA, INC. & SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEET
                           MARCH 31, 1999

                                                                                     Prime
                                                             Gilman & Ciocia, Inc. Financial
                                                                & Subsidiaries      Services    Adjustments     Pro Forma
                                                                --------------      --------    -----------     ---------
                               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                      $ 2,785,000   $ 1,144,000   $        --    $ 3,929,000
     Marketable securities                                              370,000            --                      370,000
     Accounts receivable, net                                         8,603,000     1,508,000            --     10,111,000
     Receivables from related parties, current portion                1,803,000            --                    1,803,000
     Prepaid expenses and other current assets, net                   2,520,000         2,000                    2,522,000
     Deferred tax assets                                                 54,000            --                       54,000
                                                                    -----------   -----------   -----------    -----------
                     Total current assets                            16,135,000     2,654,000            --     18,789,000
Property and equipment, net                                           2,060,000       247,000                    2,307,000
Intangible assets, net                                                7,813,000            --(1)  5,059,000     12,872,000
Receivables from related parties, net of current portion                634,000       339,000                      973,000
Deferred tax assets                                                     191,000            --                      191,000
Other assets                                                            490,000         9,000                      499,000
                                                                    -----------   -----------   -----------    -----------
                     Total assets                                   $27,323,000   $ 3,249,000   $ 5,059,000    $35,631,000
                                                                    ===========   ===========   ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Loan payable, bank                                             $ 7,000,000   $        --   $        --    $ 7,000,000
     Due to former shareholders of acquired companies                   575,000            --            --        575,000
     Accounts payable and accrued expenses                            2,234,000     2,826,000(2)    150,000      5,210,000
     Income taxes payable                                             2,087,000          --                      2,087,000
                                                                    -----------   -----------   -----------    -----------
                      Total current liabilities                      11,896,000     2,826,000       150,000     14,872,000

Notes payable                                                                         138,000                      138,000
STOCKHOLDERS' EQUITY                                                 15,427,000       285,000(3)   (285,000)    20,621,000
                                                                                             (4)  5,194,000
                                                                    -----------   -----------   -----------    -----------
                       Total liabilities and stockholders' equity   $27,323,000   $ 3,249,000   $ 5,059,000    $35,631,000
                                                                    ===========   ===========   ===========    ===========

In preparing the pro forma consolidated balance sheet as of March 31, 1999, adjustments were made to the historical financial statement to reflect:

(1) goodwill resulting from the acquisition,
(2) an increase in accounts payable pertaining to acquisition costs,
(3) net assets acquired, and
(4) the issuance of 751,000 shares at closing.

                      GILMAN & CIOCIA, INC. & SUBSIDIARIES
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1998

                                                                              Prime
                                                    Gilman & Ciocia, Inc.   Financial
                                                       & Subsidiaries        Services       Adjustments      Pro Forma
                                                       --------------        --------       -----------      ---------
Revenues                                                $ 28,533,000      $ 15,562,000       $       --    $ 44,095,000
Selling, general and administrative expenses              25,130,000        15,191,000(1)       202,000      40,523,000
                                                        ------------      ------------       ----------    ------------
Operating income                                           3,403,000           371,000         (202,000)      3,572,000
Other income                                                  15,000           241,000               --         256,000
                                                        ------------      ------------       ----------    ------------
Income before income taxes                                 3,418,000           612,000         (202,000)      3,828,000
Income  taxes                                              1,407,000             8,000(2)       221,000       1,636,000
                                                        ------------      ------------       ----------    ------------
Net income                                               $ 2,011,000         $ 604,000       $ (423,000)    $ 2,192,000
                                                        ============      ============       ==========    ============
Income per share of common stock                              $ 0.32                                             $ 0.31
                                                        ============                                       ============
Weighted average shares outstanding                        6,315,345                  (3)       751,000       7,066,345
                                                        ============                         ==========    ============

In preparing the pro forma unaudited consolidated statement of income for the year ended June 30, 1998, adjustments were made to the historical financial statement to reflect:

(1) amortization expense resulting from the amortization of goodwill and other intangible assets, and

(2) additional income taxes that arise as a consolidated subsidiary of Gilman & Ciocia, Inc. ($237,000) less the tax benefit of adjustment (1) above ($16,000), and

(3)   the consideration issuance.

                      GILMAN & CIOCIA, INC. & SUBSIDIARIES
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                        NINE MONTHS ENDED MARCH 31, 1999

                                                                              Prime
                                                    Gilman & Ciocia, Inc.   Financial
                                                       & Subsidiaries        Services       Adjustments      Pro Forma
                                                       --------------        --------       -----------      ---------
Revenues                                               $ 31,995,000      $ 14,807,000        $       --     $ 46,802,000
Selling, general and administrative expenses             26,430,000        14,742,000(1)        152,000       41,324,000
                                                       ------------      ------------        ----------     ------------
Operating income                                          5,565,000            65,000          (152,000)       5,478,000
Other income (expenses)                                     (70,000)          230,000                --          160,000
                                                       ------------      ------------        ----------     ------------
Income before income taxes                                5,495,000           295,000          (152,000)       5,638,000
Income  taxes                                             2,251,000            11,000(2)         95,000        2,357,000
                                                       ------------      ------------        ----------     ------------
Net income                                              $ 3,244,000      $    284,000        $ (247,000)     $ 3,281,000
                                                       ============      ============        ==========     ============
Income per share of common stock                             $ 0.49                                               $ 0.44
                                                       ============                                         ============
Weighted average shares outstanding                       6,677,458                  (3)        751,000        7,428,458
                                                       ============                          ==========     ============


In preparing the pro forma unaudited consolidated statement of income for the nine months ended March 31, 1999, adjustments were made to the historical financial statement to reflect:

(1) amortization expense resulting from the amortization of goodwill and other intangible assets, and

(2) additional income taxes that arise as a consolidated subsidiary of Gilman & Ciocia, Inc. ($107,000) less the tax benefit of adjustment (1) above ($12,000), and

(3)   the consideration issuance.